Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan K. Gill
(412) 762-1693	(412) 768-4143
corporate.communications@pnc.com	investor.relations@pnc.com

PNC REPORTS FULL YEAR 2016 NET INCOME OF $4.0 BILLION,

$7.30 DILUTED EPS

Fourth quarter net income was $1.0 billion, $1.97 diluted EPS

Loans, deposits, net interest income grew; expenses stable

PITTSBURGH, Jan. 13, 2017 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the year

	2016	2015	4Q16	3Q16	4Q15

Net income $ millions	$3,985	$4,143	$1,047	$1,006	$1,022
Diluted earnings per common share	$7.30	$7.39	$1.97	$1.84	$1.87

“PNC delivered a solid year in 2016. Although the financial results finished slightly below 2015, this was due in part to our disciplined risk management efforts throughout the year to position PNC well in the current credit and interest rate cycle,” said William S. Demchak, chairman, president and chief executive officer. “At the same time in 2016, we grew net interest and fee income, and kept expenses essentially flat. We also returned capital to shareholders, grew our customer franchise and continued to invest in our strategic priorities, particularly core technology infrastructure that will be critical to our future success. As we look ahead, I’m confident the actions we took position us for further growth and long-term value.”

Income Statement Highlights

Fourth quarter 2016 compared with third quarter 2016

•	Total revenue grew $45 million to $3.9 billion.

–	Net interest income increased $35 million, or 2 percent, to $2.1 billion driven by higher securities and loan balances and higher loan yields.

–	Noninterest income of $1.7 billion increased $10 million, or 1 percent, as lower fee income was offset by higher other income.

•	Noninterest expense increased $47 million, or 2 percent, to $2.4 billion and included a $55 million contribution to the PNC Foundation.

•	Provision for credit losses was $67 million, a decrease of $20 million as overall credit quality remained stable.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 2

Balance Sheet Highlights

•	Loans grew $.4 billion to $210.8 billion at December 31, 2016 compared with September 30, 2016, and average loans grew $2.0 billion, or 1 percent, in the fourth quarter over the third quarter.

–	Average commercial lending balances increased $1.7 billion, or 1 percent, primarily in PNC’s corporate banking and real estate businesses.

–	Average consumer lending balances increased $.3 billion due to growth in auto, residential mortgage and credit card loans partially offset by lower home equity and education loans reflecting runoff portfolios.

•	Overall credit quality remained stable.

–	Nonperforming assets were $2.4 billion at both December 31, 2016 and September 30, 2016.

–	Net charge-offs declined to $106 million for the fourth quarter compared with $154 million for the third quarter.

•	Deposits were $257.2 billion at December 31, 2016, a decrease of $2.7 billion from September 30, 2016.

–	Average deposits increased $4.5 billion, or 2 percent, in the fourth quarter compared with the third quarter reflecting higher commercial deposits and growth in savings products.

•	Investment securities of $75.9 billion at December 31, 2016 decreased $2.6 billion, or 3 percent, compared with September 30, 2016, and average investment securities increased $4.4 billion, or 6 percent, in the fourth quarter compared with the third quarter.

•	PNC maintained a strong liquidity position.

–	The Liquidity Coverage Ratio at December 31, 2016 for both PNC and PNC Bank, N.A. continued to exceed the fully phased-in requirement of 100 percent, which became effective on January 1, 2017.

•	PNC returned $.8 billion of capital to shareholders, or 79 percent of fourth quarter net income attributable to diluted common shares, through repurchases of 4.9 million common shares for $.5 billion and dividends on common shares of $.3 billion.

•	PNC maintained a strong capital position.

–	Transitional Basel III common equity Tier 1 capital ratio was an estimated 10.6 percent at both December 31, 2016 and September 30, 2016, calculated using the regulatory capital methodologies applicable to PNC during 2016.

–	Pro forma fully phased-in Basel III common equity Tier 1 capital ratio, a non-GAAP financial measure, was an estimated 10.0 percent at December 31, 2016 and 10.2 percent at September 30, 2016, based on the standardized approach rules.

Earnings Summary

In millions, except per share data	4Q16	3Q16	4Q15

Net income	$1,047	$1,006	$1,022
Net income attributable to diluted common shares	$973	$913	$957
Diluted earnings per common share	$1.97	$1.84	$1.87
Average diluted common shares outstanding	494	496	513
Return on average assets	1.13%	1.10%	1.12%
Return on average common equity	9.31%	8.74%	9.30%
Book value per common share Period end	$86.10	$86.57	$81.84
Tangible book value per common share (non-GAAP) Period end	$67.41	$67.93	$63.65
Cash dividends declared per common share	$.55	$.55	$.51

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 3

The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported amounts. Reference to core net interest income, a non-GAAP financial measure, is to total net interest income less purchase accounting accretion as detailed in the Consolidated Financial Highlights. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage, and service charges on deposits. Information in this news release including the financial tables is unaudited.

CONSOLIDATED REVENUE REVIEW

Revenue				Change 4Q16 vs	Change 4Q16 vs
In millions	4Q16	3Q16	4Q15	3Q16	4Q15

Net interest income	$2,130	$2,095	$2,092	2%	2%
Noninterest income	1,744	1,734	1,761	1%	(1	) %

Total revenue	$3,874	$3,829	$3,853	1%	1%

Total revenue for the fourth quarter of 2016 grew $45 million compared with the third quarter and $21 million compared with the fourth quarter of 2015. Net interest income increased in both comparisons and noninterest income increased over the third quarter.

Net interest income for the fourth quarter of 2016 increased $35 million compared with the third quarter and $38 million compared with the fourth quarter of 2015 primarily due to higher core net interest income. Higher securities and loan balances and higher loan yields were partially offset by an increase in borrowing costs. Additionally, in the fourth quarter 2015 comparison, purchase accounting accretion declined.

The net interest margin was 2.69 percent for the fourth quarter of 2016 compared with 2.68 percent for the third quarter and 2.70 percent for the fourth quarter of 2015. The fourth quarter 2016 margin reflected higher loan yields, lower securities yields and higher borrowing costs.

Noninterest Income				Change 4Q16 vs	Change 4Q16 vs
In millions	4Q16	3Q16	4Q15	3Q16	4Q15

Asset management	$399	$404	$399	(1)%	–
Consumer services	349	348	349	–	–
Corporate services	387	389	394	(1)%	(2)%
Residential mortgage	142	160	113	(11)%	26%
Service charges on deposits	172	174	170	(1)%	1%
Other, including net securities gains	295	259	336	14%	(12)%

	$1,744	$1,734	$1,761	1%	(1)%

Noninterest income for the fourth quarter of 2016 increased $10 million compared with the third quarter. Asset management revenue, which includes earnings from PNC’s equity investment in

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 4

BlackRock, declined as the impact of higher equity markets was more than offset by lower fixed income markets and lower net new business activity. Corporate service fees reflected lower merger and acquisition advisory fees and a higher benefit from commercial mortgage servicing rights valuation. Residential mortgage banking noninterest income decreased $18 million primarily due to lower loan sales revenue from lower application and origination volumes. Other noninterest income increased $36 million largely attributable to higher revenue from private equity and other investments and higher gains on asset dispositions.

Noninterest income for the fourth quarter of 2016 declined $17 million compared with the fourth quarter of 2015 as growth in fee income was more than offset by lower other income. Residential mortgage banking noninterest income increased $29 million driven by higher net hedging gains on mortgage servicing rights and increased loan sales revenue from higher origination volumes. Other noninterest income decreased $41 million reflecting the impact of fourth quarter 2015 sales of Visa Class B common shares.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change 4Q16 vs	Change 4Q16 vs
In millions	4Q16	3Q16	4Q15	3Q16	4Q15

Personnel	$1,231	$1,239	$1,252	(1)%	(2)%
Occupancy	210	215	208	(2)%	1%
Equipment	254	246	245	3%	4%
Marketing	60	72	56	(17)%	7%
Other	686	622	635	10%	8%

	$2,441	$2,394	$2,396	2%	2%

Noninterest expense for the fourth quarter of 2016 increased $47 million compared with the third quarter and $45 million compared with the fourth quarter of 2015. Fourth quarter 2016 included a contribution of $55 million to the PNC Foundation. PNC continued to invest in technology and business infrastructure while remaining focused on disciplined expense management.

The effective tax rate was 23.4 percent for the fourth quarter of 2016, 25.4 percent for the third quarter of 2016 and 26.1 percent for the fourth quarter of 2015. The decline in both comparisons was largely related to the tax favorability of the PNC Foundation contribution.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $366.4 billion at December 31, 2016 compared with $369.3 billion at September 30, 2016 and $358.5 billion at December 31, 2015. Assets declined 1 percent compared with third quarter end primarily due to lower investment securities balances. Assets grew 2 percent over year end 2015 as a result of higher investment securities and loans partially offset by lower deposits maintained with the Federal Reserve Bank.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 5

Loans				Change	Change
				12/31/16 vs	12/31/16 vs
In billions	12/31/2016	9/30/2016	12/31/2015	9/30/16	12/31/15

Commercial lending	$138.0	$138.2	$133.6	–	3%
Consumer lending	72.8	72.2	73.1	1%	–

Total loans	$210.8	$210.4	$206.7	–	2%

For the quarter ended:
Average loans	$210.9	$208.9	$206.0	1%	2%

Total loans grew $.4 billion as of December 31, 2016 compared with September 30, 2016, and average loans grew $2.0 billion in the fourth quarter over the third quarter. Average commercial lending balances increased $1.7 billion primarily in PNC’s corporate banking and real estate businesses. Average consumer lending balances increased $.3 billion due to growth in auto, residential mortgage and credit card loans partially offset by lower home equity and education loans driven by runoff portfolios.

Fourth quarter 2016 period end and average loans increased $4.1 billion and $4.9 billion, respectively, compared with fourth quarter 2015 driven by commercial and commercial real estate loan growth partially offset by a decrease in consumer loans, including runoff portfolios of non-strategic residential mortgage, brokered home equity and discontinued government guaranteed education loans.

Investment Securities				Change	Change
				12/31/16 vs	12/31/16 vs
In billions	12/31/2016	9/30/2016	12/31/2015	9/30/16	12/31/15

At quarter end	$75.9	$78.5	$70.5	(3)%	8%
Average for the quarter ended	$76.0	$71.6	$67.8	6%	12%

Investment securities balances at December 31, 2016 decreased $2.6 billion compared with September 30, 2016, while average balances for the fourth quarter increased $4.4 billion compared with the third quarter reflecting the full quarter impact of securities purchases at the end of the third quarter. The decrease in the year-end balance was due to repayments and a valuation decline in the available for sale investment securities portfolio primarily as a result of higher market interest rates. The net unrealized pretax gain declined to $.2 billion at December 31, 2016 compared with $1.3 billion at September 30, 2016. Fourth quarter 2016 period end and average investment securities increased $5.4 billion and $8.2 billion, respectively, compared with fourth quarter 2015.

Interest-earning deposits with banks, primarily with the Federal Reserve Bank, declined to $25.7 billion at December 31, 2016 compared with $27.1 billion at September 30, 2016 and $30.5 billion at December 31, 2015. The decrease from September 30, 2016 was due to a decline in deposits and growth in other asset categories partially offset by lower investment securities and increased borrowings. The decrease from year end 2015 largely resulted from investment securities purchases and loan growth partially offset by deposit growth.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 6

Deposits				Change	Change
				12/31/16 vs	12/31/16 vs
In billions	12/31/2016	9/30/2016	12/31/2015	9/30/16	12/31/15

At quarter end	$257.2	$259.9	$249.0	(1)%	3%
Average for the quarter ended	$257.1	$252.6	$247.0	2%	4%

Total deposits at December 31, 2016 decreased $2.7 billion compared with September 30, 2016 primarily as a result of timing and seasonality of commercial deposit activity. Average deposits increased $4.5 billion in the fourth quarter compared with the third quarter reflecting higher commercial deposits and growth in savings products. Period end and average fourth quarter 2016 deposits increased $8.2 billion and $10.1 billion, respectively, compared with fourth quarter 2015 due to overall strong growth in demand deposits as well as savings deposits, which reflected in part a shift from money market deposits to relationship-based savings products.

Borrowed Funds				Change	Change
				12/31/16 vs	12/31/16 vs
In billions	12/31/2016	9/30/2016	12/31/2015	9/30/16	12/31/15

At quarter end	$52.7	$51.5	$54.5	2%	(3)%
Average for the quarter ended	$51.5	$52.9	$55.0	(3)%	(6)%

Borrowed funds at December 31, 2016 increased $1.2 billion compared with September 30, 2016 as increases in both short- and long-term debt were partially offset by a decrease in subordinated debt. Average borrowed funds for the fourth quarter of 2016 declined $1.4 billion from the third quarter as a result of timing of redemptions and issuances and was reflected primarily in lower bank notes and senior debt. Fourth quarter 2016 period end borrowed funds decreased $1.8 billion and average borrowed funds declined $3.5 billion compared with fourth quarter 2015 mainly due to lower Federal Home Loan Bank borrowings partially offset by higher bank notes and senior debt.

Capital
	12/31/2016 *	9/30/2016	12/31/2015

Common shareholders’ equity In billions	$41.8	$42.3	$41.3
Transitional Basel III common equity Tier 1 capital ratio	10.6%	10.6%	10.6%
Pro forma fully phased-in Basel III common equity
Tier 1 capital ratio (non-GAAP)	10.0%	10.2%	10.0%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at December 31, 2016 decreased $.5 billion compared with September 30, 2016 due to growth in retained earnings more than offset by lower accumulated other comprehensive income primarily related to net unrealized securities gains and by share repurchases. The transitional Basel III common equity Tier 1 capital ratios were calculated using the regulatory capital methodologies, including related phase-ins,

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 7

applicable to PNC during 2016 and 2015 using the standardized approach. The pro forma ratios were also calculated based on the standardized approach. See Capital Ratios in the Consolidated Financial Highlights.

On November 1, 2016, PNC issued $.5 billion fixed-to-floating rate non-cumulative perpetual preferred stock, Series S, in an underwritten public offering.

PNC returned $.8 billion of capital to shareholders in the fourth quarter of 2016 through repurchases of 4.9 million common shares for $.5 billion and dividends on common shares of $.3 billion. For the full year 2016, PNC returned $3.1 billion of capital to shareholders. Repurchases totaled 22.8 million common shares for $2.0 billion and dividends on common shares were $1.1 billion. Of the full year repurchases, 10.8 million common shares for $1.0 billion took place under current share repurchase programs of up to $2.0 billion for the four-quarter period beginning in the third quarter of 2016. These programs include repurchases of up to $.2 billion related to stock issuances under employee benefit plans.

On January 5, 2017, the PNC board of directors declared a quarterly cash dividend on common stock of 55 cents per share with a payment date of February 5, 2017.

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			12/31/16 vs	12/31/16 vs

In millions	12/31/2016	9/30/2016	12/31/2015	9/30/16	12/31/15

Nonperforming loans	$2,144	$2,146	$2,126	–	1%
Nonperforming assets	$2,374	$2,375	$2,425	–	(2)%
Accruing loans past due 90 days or more	$782	$766	$881	2%	(11)%
Net charge-offs	$106	$154	$120	(31)%	(12)%
Provision for credit losses	$67	$87	$74	(23)%	(9)%
Allowance for loan and lease losses	$2,589	$2,619	$2,727	(1)%	(5)%

Overall credit quality for the fourth quarter of 2016 remained stable with the third quarter. Provision for credit losses for fourth quarter 2016 decreased $20 million compared with the third quarter reflecting the performance of home equity lines of credit reaching draw period end dates.

Nonperforming assets at December 31, 2016 were stable with September 30, 2016 as lower commercial lending nonperforming loans were offset by higher nonperforming consumer loans. Nonperforming assets declined $51 million from December 31, 2015 due to improvements in the consumer lending and commercial real estate portfolios and lower other real estate owned partially offset by higher commercial nonperforming loans. Nonperforming assets to total assets were .65 percent at December 31, 2016 compared with .64 percent at September 30, 2016 and .68 percent at December 31, 2015.

Overall delinquencies as of December 31, 2016 increased $120 million, or 8 percent, compared with September 30, 2016 as a result of increases in accruing loans past due 30 to 59 days of $108 million and in the 90 days or more category of $16 million.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 8

Net charge-offs for the fourth quarter of 2016 decreased $48 million compared with the third quarter driven by lower commercial loan net charge-offs, and declined $14 million compared with fourth quarter 2015. Both comparisons benefited from lower energy related portfolio net charge-offs. Net charge-offs for the fourth quarter of 2016 were .20 percent of average loans on an annualized basis compared with .29 percent for the third quarter and .23 percent for the fourth quarter of 2015.

The allowance for loan and lease losses at December 31, 2016 decreased $30 million compared with September 30, 2016 and $138 million compared with December 31, 2015. The allowance to total loans was 1.23 percent at December 31, 2016, 1.24 percent at September 30, 2016 and 1.32 percent at December 31, 2015. The allowance to nonperforming loans was 121 percent at December 31, 2016, 122 percent at September 30, 2016 and 128 percent at December 31, 2015.

BUSINESS SEGMENT RESULTS

Business Segment Income (Loss)
In millions	4Q16	3Q16	4Q15

Retail Banking	$229	$223	$213
Corporate & Institutional Banking	577	537	539
Asset Management Group	55	58	51
Residential Mortgage Banking	39	13	(17)
Non-Strategic Assets Portfolio	58	54	96
Other, including BlackRock	89	121	140

Net income	$1,047	$1,006	$1,022

See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				4Q16 vs	4Q16 vs
In millions	4Q16	3Q16	4Q15	3Q16	4Q15

Net interest income	$1,105	$1,120	$1,074	$(15)	$31
Noninterest income	$514	$527	$571	$(13)	$(57)
Provision for credit losses	$74	$104	$108	$(30)	$(34)
Noninterest expense	$1,184	$1,191	$1,203	$(7)	$(19)
Earnings	$229	$223	$213	$6	$16

In billions
Average loans	$62.0	$62.0	$63.6	–	$(1.6)
Average deposits	$155.7	$154.2	$149.9	$1.5	$5.8

Retail Banking earnings for the fourth quarter of 2016 increased in both comparisons. Noninterest income decreased compared with the third quarter as a result of negative derivative fair value adjustments on swap agreements with purchasers of Visa Class B common shares and lower service charges on deposits. Noninterest income declined compared with fourth quarter 2015 primarily due to the impact of fourth quarter 2015 sales of Visa shares. Provision for credit losses decreased in both comparisons reflecting the performance of home equity lines of credit reaching draw period end

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 9

dates. Noninterest expense declined in both comparisons as a result of lower customer transaction-related costs as well as branch network efficiencies.

•	Retail Banking continued to focus on the strategic priority of transforming the customer experience through transaction migration, branch network transformation and multi-channel service strategies.

–	Approximately 60 percent of consumer customers used non-teller channels for the majority of their transactions during the fourth quarter of 2016 compared with 59 percent and 55 percent for the third quarter of 2016 and fourth quarter of 2015, respectively.

–	Deposit transactions via ATM and mobile channels increased to 51 percent of total deposit transactions in the fourth quarter of 2016 compared with 50 percent in the third quarter and 46 percent in the fourth quarter of 2015.

–	PNC had a network of 2,520 branches and 9,024 ATMs at December 31, 2016. Approximately 21 percent of the branch network operates under the universal model.

•	Average deposits grew 4 percent over the fourth quarter of 2015 due to higher demand deposits as well as an increase in savings deposits which were partially offset by lower money market deposits reflecting a shift to relationship-based savings products. Certificates of deposit declined from the net runoff of maturing accounts.

•	Average loans decreased 2 percent compared with the fourth quarter of 2015 as growth in automobile and credit card loans was more than offset by lower home equity, commercial and education loans.

•	Net charge-offs were $89 million for the fourth and third quarters of 2016 and $93 million in the fourth quarter of 2015.

Corporate & Institutional Banking				Change	Change
				4Q16 vs	4Q16 vs
In millions	4Q16	3Q16	4Q15	3Q16	4Q15

Net interest income	$906	$873	$881	$33	$25
Noninterest income	$522	$517	$538	$5	$(16)
Provision for credit losses (benefit)	$(1)	$12	$23	$(13)	$(24)
Noninterest expense	$550	$555	$554	$(5)	$(4)
Earnings	$577	$537	$539	$40	$38

In billions
Average loans	$124.3	$122.6	$117.7	$1.7	$6.6
Average deposits	$85.6	$83.0	$82.0	$2.6	$3.6
Commercial loan servicing portfolio Quarter end	$487	$461	$447	$26	$40

Corporate & Institutional Banking earnings for the fourth quarter of 2016 increased in both comparisons. Noninterest income increased from the third quarter due to higher revenue from commercial mortgage loans held for sale activities, a higher benefit from commercial mortgage servicing rights valuation and higher revenue from credit valuations for customer-related derivative activities partially offset by lower merger and acquisition advisory fees and lower gains on asset sales. Noninterest income decreased compared with the fourth quarter of 2015 as a result of lower merger

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 10

and acquisition advisory fees partially offset by a higher benefit from commercial mortgage servicing rights valuation. Provision for credit losses in the fourth quarter of 2016 decreased in both comparisons largely reflecting stable credit quality. Noninterest expense reflected continued expense management.

•	Average loans increased 1 percent over the third quarter driven by growth in commercial loans in PNC’s corporate banking, real estate and equipment finance businesses. Average loans increased 6 percent over the fourth quarter of 2015 due to growth in both commercial real estate and commercial loans in PNC’s real estate business and increased lending to large corporate customers in PNC’s corporate banking business.

•	Average deposits increased 3 percent over the third quarter reflecting seasonal growth, and increased 4 percent compared with the fourth quarter of 2015 due to an increase in interest-bearing demand deposits partially offset by decreases in noninterest-bearing demand deposits and certificates of deposit.

•	Net charge offs were $18 million in the fourth quarter of 2016 compared with $69 million in the third quarter and $24 million in the fourth quarter of 2015. Both comparisons benefited from lower energy related portfolio net charge-offs.

Asset Management Group				Change	Change
				4Q16 vs	4Q16 vs
In millions	4Q16	3Q16	4Q15	3Q16	4Q15

Net interest income	$73	$74	$77	$(1)	$(4)
Noninterest income	$215	$220	$211	$(5)	$4
Provision for credit losses (benefit)	$(6)	$(3)	$(2)	$(3)	$(4)
Noninterest expense	$207	$206	$210	$1	$(3)
Earnings	$55	$58	$51	$(3)	$4

In billions
Client assets under administration Quarter end	$266	$266	$259	–	$7
Average loans	$7.1	$7.1	$7.4	–	$(.3)
Average deposits	$12.4	$11.9	$12.2	$.5	$.2

Asset Management Group earnings for the fourth quarter of 2016 decreased compared with the third quarter of 2016 and increased compared with the fourth quarter of 2015. Noninterest income decreased in the comparison with third quarter 2016 primarily due to declines in net new business activities partially offset by increases in the average equity markets, which drove the increase in noninterest income over the fourth quarter of 2015. Noninterest expense was consistent with third quarter 2016 and declined compared with fourth quarter 2015.

•	Asset Management Group’s growth strategy is focused on capturing more investable assets by delivering an enhanced client experience, and involves new client acquisition and expanding products and services based on clients’ needs and investment objectives while leveraging its open architecture platform with a full array of investment products and banking solutions for all clients. Key considerations are maximizing front line productivity, a relationship-based focus with other line of business partners, and optimizing market presence in high opportunity markets.

•	Client assets under administration at December 31, 2016 included discretionary client assets under management of $137 billion and nondiscretionary client assets under administration of $129 billion.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 11

–	Discretionary client assets under management decreased $1 billion compared with September 30, 2016 and increased $3 billion compared with December 31, 2015 primarily attributable to equity market increases.

Residential Mortgage Banking				Change	Change
				4Q16 vs	4Q16 vs
In millions	4Q16	3Q16	4Q15	3Q16	4Q15

Net interest income	$26	$28	$30	$(2)	$(4)
Noninterest income	$183	$163	$125	$20	$58
Provision for credit losses	$–	$–	$–	–	–
Noninterest expense	$148	$170	$181	$(22)	$(33)
Earnings (loss)	$39	$13	$(17)	$26	$56

In billions
Residential mortgage servicing portfolio Quarter end	$125	$126	$123	$(1)	$2
Loan origination volume	$3.0	$3.1	$2.3	$(.1)	$.7

Residential Mortgage Banking earnings for the fourth quarter of 2016 increased in both comparisons. Noninterest income for the fourth quarter of 2016 benefited from higher net hedging gains on residential mortgage servicing rights partially offset by lower servicing revenue in both comparisons. Additionally, loan sales revenue declined compared with the third quarter due to lower loan application and origination volumes, and increased over fourth quarter 2015 due to higher origination volumes. Noninterest expense decreased in both comparisons driven by release of legal reserves partially offset by increased servicing costs.

•	The strategic focus of Residential Mortgage Banking is the acquisition of new customers through a retail loan officer sales force with an emphasis on home purchase transactions, competing on the basis of superior service, and leveraging the bank footprint markets.

•	Loan origination volume in the fourth quarter of 2016 decreased 3 percent compared with the third quarter and increased 32 percent compared with the fourth quarter of 2015. Approximately 33 percent of fourth quarter 2016 origination volume was for home purchase transactions compared with 41 percent in the third quarter and 45 percent in the fourth quarter of 2015.

•	Loan servicing acquisitions were $3 billion in the fourth quarter of 2016 and $5 billion in both the third quarter of 2016 and fourth quarter of 2015.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 12

Non-Strategic Assets Portfolio				Change	Change
				4Q16 vs	4Q16 vs
In millions	4Q16	3Q16	4Q15	3Q16	4Q15

Net interest income	$78	$72	$90	$6	$(12)
Noninterest income	$8	$8	$19	–	$(11)
Provision for credit losses (benefit)	$(14)	$(22)	$(53)	$8	$39
Noninterest expense	$9	$16	$10	$(7)	$(1)
Earnings	$58	$54	$96	$4	$(38)

In billions
Average loans	$5.3	$5.6	$6.8	$(.3)	$(1.5)

The Non-Strategic Assets Portfolio consists of non-strategic assets primarily obtained through acquisitions of other companies and includes a consumer portfolio of mainly residential mortgage and brokered home equity loans and lines of credit, and a small commercial/commercial real estate loan and lease portfolio. The business activity of this segment is to manage the liquidation of the portfolios while maximizing the value and mitigating risk. Provision for credit losses was a benefit in all three quarters reflecting improved credit quality.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes earnings and gains or losses related to PNC’s equity interest in BlackRock, and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman, President and Chief Executive Officer William S. Demchak and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 11:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 402-9243 and (312) 281-1202 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s fourth quarter and full year 2016 earnings release, the related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21817931 and a replay of the audio webcast will be available on PNC’s website for 30 days.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 13

The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking; residential mortgage banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.

[TABULAR MATERIAL FOLLOWS]

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

	Three months ended			Year ended
Dollars in millions, except per share data	December 31 2016	September 30 2016	December 31 2015	December 31 2016	December 31 2015
Revenue
Net interest income	$2,130	$2,095	$2,092	$8,391	$8,278
Noninterest income	1,744	1,734	1,761	6,771	6,947

Total revenue	3,874	3,829	3,853	15,162	15,225
Provision for credit losses	67	87	74	433	255
Noninterest expense	2,441	2,394	2,396	9,476	9,463

Income before income taxes and noncontrolling interests	$1,366	$1,348	$1,383	$5,253	$5,507
Net income	$1,047	$1,006	$1,022	$3,985	$4,143
Less:
Net income (loss) attributable to noncontrolling interests	22	18	14	82	37
Preferred stock dividends and discount accretion and redemptions (a)	43	64	43	215	225

Net income attributable to common shareholders	$982	$924	$965	$3,688	$3,881
Less:
Dividends and undistributed earnings allocated to nonvested restricted shares	7	7	4	26	17
Impact of BlackRock earnings per share dilution	2	4	4	12	18

Net income attributable to diluted common shares	$973	$913	$957	$3,650	$3,846
Diluted earnings per common share	$1.97	$1.84	$1.87	$7.30	$7.39
Cash dividends declared per common share	$.55	$.55	$.51	$2.12	$2.01
Effective tax rate (b)	23.4%	25.4%	26.1%	24.1%	24.8%

(a)	Dividends are payable quarterly other than the Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.
(b)	The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

TOTAL AND CORE NET INTEREST INCOME AND NET INTEREST MARGIN

	Three months ended			Year ended
Dollars in millions	December 31 2016	September 30 2016	December 31 2015	December 31 2016	December 31 2015
Net Interest Income
Core net interest income (Non-GAAP) (a)	$2,064	$2,033	$2,002	$8,113	$7,859
Purchase accounting accretion	66	62	90	278	419

Total net interest income	$2,130	$2,095	$2,092	$8,391	$8,278

Net Interest Margin
Core net interest margin (Non-GAAP) (b)	2.62%	2.61%	2.60%	2.65%	2.61%
Purchase accounting accretion impact on net interest margin	.07	.07	.10	.08	.13

Net interest margin (c)	2.69%	2.68%	2.70%	2.73%	2.74%

(a)	We believe that core net interest income, a non-GAAP financial measure, is useful in evaluating the performance of our interest-based activities.
(b)	We believe that core net interest margin, a non-GAAP financial measure, is useful as a tool to help evaluate the impact of purchase accounting accretion on net interest margin. To calculate core net interest margin, net interest margin has been adjusted by annualized purchase accounting accretion divided by average interest-earning assets.
(c)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable equivalent adjustments to net interest income for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015 were $50 million, $49 million and $48 million, respectively. The taxable equivalent adjustments to net interest income for the year ended December 31, 2016 and December 31, 2015 were $195 million and $196 million, respectively.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	Three months ended			Year ended
	December 31 2016	September 30 2016	December 31 2015	December 31 2016	December 31 2015
PERFORMANCE RATIOS
Net interest margin (a)	2.69%	2.68%	2.70%	2.73%	2.74%
Noninterest income to total revenue	45%	45%	46%	45%	46%
Efficiency (b)	63%	63%	62%	62%	62%
Return on:
Average common shareholders’ equity	9.31%	8.74%	9.30%	8.85%	9.50%
Average assets	1.13%	1.10%	1.12%	1.10%	1.17%
BUSINESS SEGMENT NET INCOME (LOSS) (c) (d)
In millions
Retail Banking	$229	$223	$213	$1,027	$907
Corporate & Institutional Banking	577	537	539	2,035	2,031
Asset Management Group	55	58	51	210	194
Residential Mortgage Banking	39	13	(17)	85	26
Non-Strategic Assets Portfolio	58	54	96	193	301
Other, including BlackRock (d) (e)	89	121	140	435	684

Total net income	$1,047	$1,006	$1,022	$3,985	$4,143

(a)	See note (c) on page 14 for additional information.
(b)	Calculated as noninterest expense divided by total revenue.
(c)	Our business information is presented based on our internal management reporting practices. We periodically refine our internal methodologies as management reporting practices are enhanced. Net interest income in business segment results reflects PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.
(d)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our 2016 Form 10-K will include additional information regarding BlackRock.
(e)	Includes earnings and gains or losses related to PNC’s equity interest in BlackRock and residual activities that do not meet the criteria for disclosure as a separate reportable business, such as gains or losses related to BlackRock transactions, integration costs, asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities and certain trading activities, exited businesses, private equity investments, intercompany eliminations, most corporate overhead, tax adjustments that are not allocated to business segments, and differences between business segment performance reporting and financial statement reporting (GAAP), including the presentation of net income attributable to noncontrolling interests as the segments’ results exclude their portion of net income attributable to noncontrolling interests.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	December 31 2016	September 30 2016	December 31 2015
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$366,380	$369,348	$358,493
Loans (a)	210,833	210,446	206,696
Allowance for loan and lease losses	2,589	2,619	2,727
Interest-earning deposits with banks	25,711	27,058	30,546
Investment securities	75,947	78,514	70,528
Loans held for sale (a)	2,504	2,053	1,540
Equity investments (b)	10,728	10,605	10,587
Mortgage servicing rights	1,758	1,293	1,589
Goodwill	9,103	9,103	9,103
Other assets (a)	27,506	28,364	26,566

Noninterest-bearing deposits	80,230	82,159	79,435
Interest-bearing deposits	176,934	177,736	169,567
Total deposits	257,164	259,895	249,002
Borrowed funds (a)	52,706	51,541	54,532
Shareholders’ equity	45,773	45,707	44,710
Common shareholders’ equity	41,797	42,251	41,258
Accumulated other comprehensive income	(191)	646	130

Book value per common share	$86.10	$86.57	$81.84
Tangible book value per common share (Non-GAAP) (c)	$67.41	$67.93	$63.65
Period end common shares outstanding (millions)	485	488	504
Loans to deposits	82%	81%	83%

CLIENT ASSETS (billions)
Discretionary client assets under management	$137	$138	$134
Nondiscretionary client assets under administration	129	128	125

Total client assets under administration (d)	266	266	259
Brokerage account client assets	44	44	43

Total client assets	$310	$310	$302

CAPITAL RATIOS
Transitional Basel III (e) (f)
Common equity Tier 1	10.6%	10.6%	10.6%
Tier 1 risk-based	12.0%	11.9%	12.0%
Total capital risk-based	14.3%	14.2%	14.6%
Leverage	10.2%	10.1%	10.1%

Pro forma Fully Phased-In Basel III (Non-GAAP) (e)
Common equity Tier 1	10.0%	10.2%	10.0%

Common shareholders’ equity to assets	11.4%	11.4%	11.5%

ASSET QUALITY
Nonperforming loans to total loans	1.02%	1.02%	1.03%
Nonperforming assets to total loans, OREO and foreclosed assets	1.12%	1.13%	1.17%
Nonperforming assets to total assets	.65%	.64%	.68%
Net charge-offs to average loans (for the three months ended) (annualized)	.20%	.29%	.23%
Allowance for loan and lease losses to total loans (g)	1.23%	1.24%	1.32%
Allowance for loan and lease losses to nonperforming loans (g) (h)	121%	122%	128%
Accruing loans past due 90 days or more (in millions)	$782	$766	$881

(a)	Amounts include assets and liabilities for which we have elected the fair value option. Our third quarter 2016 Form 10-Q included, and our 2016 Form 10-K will include, additional information regarding these Consolidated Balance Sheet line items.
(b)	Amounts include our equity interest in BlackRock.
(c)	See the Tangible Book Value per Common Share Ratio table on page 18 for additional information.
(d)	As a result of certain investment advisory services performed by one of our registered investment advisors, certain assets are reported as both discretionary client assets under management and nondiscretionary client assets under administration. The amount of such assets was approximately $9 billion, $9 billion and $6 billion as of December 31, 2016, September 30, 2016 and December 31, 2015, respectively.
(e)	The ratios as of December 31, 2016 are estimated and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information.
(f)	Calculated using the regulatory capital methodology applicable to PNC during each period presented.
(g)	See our 2015 Form 10-K for information on our change in derecognition policy effective December 31, 2015 for certain purchased impaired loans.
(h)	The allowance for loan and lease losses includes impairment reserves attributable to purchased impaired loans. Nonperforming loans exclude certain government insured or guaranteed loans, loans held for sale, loans accounted for under the fair value option and purchased impaired loans.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As a result of the staggered effective dates of the final U.S. Basel III regulatory capital rules (Basel III rules), as well as the fact that PNC remains in the parallel run qualification phase for the advanced approaches, PNC’s regulatory risk-based capital ratios in 2016 and 2015 are calculated using the standardized approach for determining risk-weighted assets, and the definitions of, and deductions from, regulatory capital under the Basel III rules (as such definitions and deductions are phased-in for 2016 and 2015, respectively). We refer to the capital ratios calculated using the phased-in Basel III provisions in effect for each year and, for the risk-based ratios, standardized approach risk-weighted assets, as Transitional Basel III ratios. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures, equity exposures and securitization exposures are generally subject to higher risk weights than other types of exposures.

We provide information below regarding PNC’s estimated December 31, 2016 and actual September 30, 2016 and December 31, 2015 Transitional Basel III common equity Tier 1 ratios and PNC’s estimated pro forma fully phased-in Basel III common equity Tier 1 ratio. Under the Basel III rules adopted by the U.S. banking agencies, significant common stock investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets must be deducted from capital (subject to a phase-in schedule and net of associated deferred tax liabilities) to the extent they individually exceed 10%, or in the aggregate exceed 15%, of the institution’s adjusted common equity Tier 1 capital. Also, Basel III regulatory capital includes (subject to a phase-in schedule) accumulated other comprehensive income related to securities currently and previously held as available for sale, as well as pension and other postretirement plans.

Transitional Basel III and Pro forma Fully Phased-In Basel III Common Equity Tier 1 Capital Ratios (Non-GAAP)

	2016 Transitional Basel III (estimated)		2015 Transitional Basel III	Pro forma Fully Phased-In Basel III (Non-GAAP) (estimated)
Dollars in millions	December 31 2016	September 30 2016	December 31 2015	December 31 2016	September 30 2016	December 31 2015
Common stock, related surplus and retained earnings, net of treasury stock	$41,987	$41,604	$41,128	$41,987	$41,604	$41,128
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(8,976)	(8,993)	(8,972)	(9,074)	(9,102)	(9,172)
Basel III total threshold deductions	(776)	(731)	(470)	(1,452)	(1,218)	(1,294)
Accumulated other comprehensive income (a)	(238)	181	(81)	(396)	302	(201)
All other adjustments	(142)	(177)	(112)	(150)	(180)	(182)
Basel III Common equity Tier 1 capital	$31,855	$31,884	$31,493	$30,915	$31,406	$30,279
Basel III standardized approach risk-weighted assets (b)	$300,573	$300,308	$295,905	$308,770	$308,665	$303,707
Basel III advanced approaches risk-weighted assets (c)	N/A	N/A	N/A	$278,632	$280,150	$264,931
Basel III Common equity Tier 1 capital ratio	10.6%	10.6%	10.6%	10.0%	10.2%	10.0%
Risk weight and associated rules utilized	Standardized (with 2016 transition adjustments)		Standardized (with 2015 transition adjustments)	Standardized

(a)	Represents net adjustments related to accumulated other comprehensive income for securities currently and previously held as available for sale, as well as pension and other postretirement plans.
(b)	Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.
(c)	Basel III advanced approaches risk-weighted assets are based on the Basel III advanced approaches rules, and include credit, market and operational risk-weighted assets. During the parallel run qualification phase PNC has refined the data, models and internal processes used as part of the advanced approaches for determining risk-weighted assets. We anticipate additional refinements through the parallel run qualification phase.

PNC utilizes the pro forma fully phased-in Basel III capital ratios to assess its capital position (without the benefit of phase-ins), as these ratios represent the regulatory capital standards that will be ultimately applicable to PNC under the final Basel III rules. Our Basel III capital ratios and estimates may be impacted by additional regulatory guidance or analysis, and, in the case of those ratios calculated using the advanced approaches, may be subject to variability based on the ongoing evolution, validation and regulatory approval of PNC’s models that are integral to the calculation of advanced approaches risk-weighted assets as PNC moves through the parallel run approval process.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company’s capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share Ratio (Non-GAAP)

	December 31	September 30	December 31
Dollars in millions, except per share data	2016	2016	2015
Book value per common share	$86.10	$86.57	$81.84
Tangible book value per common share
Common shareholders’ equity	$41,797	$42,251	$41,258
Goodwill and Other Intangible Assets	(9,376)	(9,408)	(9,482)
Deferred tax liabilities on Goodwill and Other Intangible Assets	304	306	310
Tangible common shareholders’ equity	$32,725	$33,149	$32,086
Period-end common shares outstanding (in millions)	485	488	504
Tangible book value per common share (Non-GAAP)	$67.41	$67.93	$63.65

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 19

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting PNC and its future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.

Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties.

•	Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:

–	Changes in interest rates and valuations in debt, equity and other financial markets.

–	Disruptions in the U.S. and global financial markets.

–	The impact on financial markets and the economy of any changes in the credit ratings of U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe.

–	Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates.

–	Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness.

–	Slowing or reversal of the current U.S. economic expansion.

–	Continued residual effects of recessionary conditions and uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on levels of unemployment, loan utilization rates, delinquencies, defaults and counterparty ability to meet credit and other obligations.

–	Commodity price volatility.

–	Changes in customer preferences and behavior, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors.

•	Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting. These statements are based on our current view that the U.S. economy and the labor market will grow moderately in 2017, boosted by stable oil/energy prices, improving consumer spending and housing activity, and expanded federal fiscal policy stimulus as a result of the 2016 elections. Short-term interest rates and bond yields are expected to continue rising in 2017, along with inflation. These forward-looking statements also do not, unless otherwise indicated, take into account the impact of potential legal and regulatory contingencies.

•	PNC’s ability to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or issue or redeem preferred stock or other regulatory capital instruments, is subject to the review of such proposed actions by the Federal Reserve Board as part of PNC’s comprehensive capital plan for the applicable period in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process and to the acceptance of such capital plan and non-objection to such capital actions by the Federal Reserve Board.

•	PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect (particularly those implementing the international regulatory capital framework developed by the Basel Committee on Banking Supervision (Basel Committee), the international body responsible for developing global regulatory standards for banking organizations for consideration and adoption by national jurisdictions), and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory approval of related models.

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PNC Reports Full Year 2016 Net Income of $4.0 Billion, $7.30 Diluted EPS – Page 20

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION (CONTINUED)

•	Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:

–	Changes resulting from legislative and regulatory reforms, including major reform of the regulatory oversight structure of the financial services industry and changes to laws and regulations involving tax, pension, bankruptcy, consumer protection, and other industry aspects, and changes in accounting policies and principles. We will be impacted by extensive reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and otherwise growing out of the most recent financial crisis, the precise nature, extent and timing of which, and their impact on us, remains uncertain.

–	Changes to regulations governing bank capital and liquidity standards, including due to the Dodd-Frank Act and initiatives of the Basel Committee.

–	Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. In addition to matters relating to PNC’s current and historical business and activities, such matters may include proceedings, claims, investigations, or inquiries relating to pre-acquisition business and activities of acquired companies, such as National City. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.

–	Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.

–	Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

•	Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards. In particular, our results currently depend on our ability to manage elevated levels of impaired assets.

•	Business and operating results also include impacts relating to our equity interest in BlackRock, Inc. and rely to a significant extent on information provided to us by BlackRock. Risks and uncertainties that could affect BlackRock are discussed in more detail by BlackRock in its SEC filings.

•	We grow our business in part by acquiring from time to time other financial services companies, financial services assets and related deposits and other liabilities. Acquisition risks and uncertainties include those presented by the nature of the business acquired, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

•	Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Industry restructuring in the current environment could also impact our business and financial performance through changes in counterparty creditworthiness and performance and in the competitive and regulatory landscape. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

•	Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2015 Form 10-K and our 2016 Form 10-Qs, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments and Guarantees Notes of the Notes To Consolidated Financial Statements in those reports, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.

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